Exhibit 99.1

bioAffinity Technologies Appoints New Members to Board of Directors

Financial and Clinical Leaders Provide Significant Expertise for the Company’s Commercial Growth

SAN ANTONIO, Texas (August 18, 2025) – bioAffinity Technologies, Inc. (NASDAQ: BIAF, BIAFW), a biotechnology company advancing noninvasive diagnostics for the early detection of lung cancer and other diseases, today announced the appointment of Roberto Rios, CPA, and John J. Oppenheimer, M.D., to its Board of Directors.

“Mr. Rios’ business and financial expertise combined with Dr. Oppenheimer’s clinical leadership will be invaluable as we increase sales of CyPath® Lung, develop companion diagnostics for asthma and COPD, and strengthen our financial position,” said Maria Zannes, President and CEO of bioAffinity Technologies.

Mr. Rios brings more than four decades of executive leadership in corporate finance and governance across industries including biotechnology, medical devices, and large-scale construction. He held financial leadership roles at ILEX Oncology, BioMedical Enterprises and Bartlett Cocke General Contractors and currently serves on the boards of CCC Group and Stem Cell Reserve. His proven track record in guiding companies through growth, capital strategy, and operational excellence will strengthen bioAffinity Technologies’ financial foundation.

Dr. Oppenheimer is the Director of Clinical Research at Pulmonary and Allergy Associates and Clinical Professor of Medicine at the University of Medicine and Dentistry of New Jersey-Rutgers. He is a leader in the diagnosis and treatment of asthma and COPD and an advisor to pharmaceutical companies focused on lung health. He has participated in more than 180 clinical studies and authored more than 260 publications and led or contributed to numerous clinical guidelines. Dr. Oppenheimer has served in leadership positions with the American Board of Allergy and Immunology, the American Academy of Allergy, Asthma & Immunology, and the American College of Allergy, Asthma & Immunology. His extensive clinical experience will help guide bioAffinity’s scientific and clinical strategies, particularly in advancing its companion diagnostics in the pipeline for the growing asthma therapeutics market estimated at $26 billion.

bioAffinity Technologies also announced that Gary Rubin stepped down from the Board of Directors for personal reasons and not due to any disagreement with the Company or its operations, policies or practices. “We are grateful to Gary for his valuable contributions to bioAffinity over the past seven years and appreciate his continued support,” Ms. Zannes said.

About CyPath® Lung

CyPath® Lung uses proprietary advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage lung cancer can improve outcomes and increase patient survival. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the leadership, strengths and contributions Dr. Oppenheimer and Mr. Rios may bring to the Company in their role as members of the Board of Directors. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the leadership, strengths and contributions Dr. Oppenheimer and Mr. Rios may bring to the Company in their role as members of the Board of Directors and the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com